Filed Pursuant to Rule 433
Registration Statement No. 333-282565

MARKET-LINKED ONE LOOK NOTES WITH ENHANCED BUFFER

Market-Linked One Look Notes With Enhanced Buffer Linked to a Basket of Two ETFs

50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
Nores Return at Maturity
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
Market Measure Movement
Note Return at Maturity
Direct Investment in Market Measure, Excluding Dividends

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$1.00

-90.00%

-90.00%

$2.00

-80.00%

-75.00%

$3.50

-65.00%

-50.00%

$6.00

-40.00%

-40.00%

$7.00

-30.00%

-30.00%

$8.00

-20.00%

-20.00%

$9.00

-10.00%

-10.00%

$11.15(1)

11.50%

0.00%

$11.15

11.50%

2.00%

$11.15

11.50%

5.00%

$11.15

11.50%

10.00%

$11.15

11.50%

11.50%

$11.15

11.50%

20.00%

$11.15

11.50%

30.00%

$11.15

11.50%

40.00%

$11.15

11.50%

(1)This amount represents the sum of the principal amount and the Step Up Payment of $1.15.

Issuer	The Bank of Nova Scotia (“BNS”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	An equally weighted basket comprised of two ETFs which are the VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”, the “GDX”) and the SPDR® Gold Shares (Bloomberg symbol: “GLD”, the “GLD”)
Payout Profile at Maturity

●If the Ending Value of the Market Measure is greater than or equal to the Threshold Value, a return equal to the Step Up Payment

●1-to-1 downside exposure to decreases in the Market Measure beyond a 10.00% decline, with up to 90.00% of your principal at risk

Step Up Payment	[$0.85 to $1.45] per unit, a [8.50% to 14.50%] return over the principal amount, to be determined on the pricing date
Threshold Value	90.00% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/9631/000183988226012331/bns_424b2-07494.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BNS, and actual or perceived changes in the creditworthiness of BNS are expected to affect the value of the notes. If BNS becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

●Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure or the securities included in the Market Measure.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Component.

●Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

●You will have no rights of a holder of the Market Measure or the securities and commodities held by the Market Measure, and you will not be entitled to receive any securities or commodities held by the Market Measure, or any dividends or other distributions in respect of the Market Measure or any shares of the Market Measure.

●The issuer, MLPF&S, BofAS and their respective affiliates do not control any Basket Component and are not responsible for any disclosure made by any Basket Component.

●There are liquidity and management risks associated with the Market Measure.

●The performance of a Market Measure may not correlate with the performance of the applicable commodity held by such Market Measure as well as the net asset value (“NAV”) per share of such Market Measure, especially during periods of market volatility when the liquidity and the market price of such Market Measure and/or the applicable commodity held by such Market Measure may be adversely affected, sometimes materially.

●If the liquidity of the commodities held by GLD is limited, the value of GLD and, therefore, the return on the notes would likely be impaired.

●Suspension or disruptions of market trading in the commodities held by GLD may adversely affect the value of your notes.

●The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure.

●All of the securities held by the GDX are concentrated in the gold and silver mining industry and the GLD is concentrated in gold.

●The performance of the GLD will be influenced by the price of gold and the performance of the GDX may be influenced by gold and silver prices, each of which may change unpredictably and affect the value of the notes in unforeseeable ways.

●There is no direct correlation between the value of the notes or the price of the GDX, on the one hand, and gold and silver prices, on the other hand.

●The notes will be subject to risks associated with small-capitalization and mid-capitalization companies.

●There are risks associated with foreign securities markets, including emerging markets.

●The notes are subject to foreign currency exchange rate risk.

●MarketVector Indexes GmbH, the sponsor and compiler of the Underlying Index of the GDX, retains significant control and discretionary decision-making over the Underlying Index of the GDX and is responsible for decisions regarding the interpretation of and amendments to rules of the Underlying Index of the GDX, which may have an adverse effect on the price of the GDX, the market value of the notes and the amount payable on the notes.

●The GDX recently changed the index that it tracks.

●The Underlying Index of the GDX has a limited operating history.

●Changes in the methodology used to calculate the gold spot price or changes in laws or regulations, which affect the price of gold, may affect the value of the notes.

●The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold spot price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The Bank of Nova Scotia (“BNS”) has filed a registration statement (which includes a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BNS has filed with the SEC for more complete information about BNS and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BNS’s Central Index Key, or CIK, on the SEC website is 9631. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BNS faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.